Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), is made as of this 22nd day of June, 2021 between Meso Numismatics Inc., a Nevada corporation having its principle place of business at 433 Plaza Real Suite 275, Boca Raton, Florida,33432 USA (“MSSV”), Global Stem Cells Group Inc. a Florida Corporation, whose principal place of business is located at 14750 NW 77th Court, suite 304, Miami Lakes, Florida, 33016 USA (“GSCG”) and Benito Novas, CEO of GSCG (“BN”), in his capacity as CEO and shareholder of GSCG and as an individual residing in Miami Florida (“BN referred to herein as Seller) (MSSV, GSCG and BN referred to herein as Party or Parties).

WHEREAS, on November 27, 2019, the Parties entered into a Binding LOI (defined as the New LOI in the Assignment, which term is defined herein below) (“LOI”) pursuant to an Assignment and Assumption Agreement entered into between MSSV, GSCG, BN and Lans Holdings Inc. and as amended pursuant to a Post-Closing Amendment to the Assignment and Assumption Agreement dated December 19, 2019, a Second Post-Closing Amendment to the Assignment and Assumption Agreement dated April 22, 2020, a Third Post-Closing Amendment to the Assignment and Assumption Agreement dated September 16, 2020, a Fourth Post-Closing Amendment to the Assignment and Assumption Agreement dated March 12, 2021 and a Fifth Post-Closing Amendment to the Assignment and Assumption Agreement dated June 22, 2021 (“collectively “Assignment”);

WHEREAS, pursuant to the LOI and Assignment, the Parties agreed to enter into an agreement for the purchase by MSSV of 50,000,000 (Fifty Million) shares of common stock no par value from BN, representing all of the outstanding shares of GSCG;

WHEREAS, the Parties wish to enter into this herein SPA to set forth the consideration, terms and conditions upon which MSSV shall acquire and purchase all of the issued and outstanding shares of capital stock of GSCG from BN, and BN shall sell same to MSSV;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

1. DEFINITIONS

1.01. Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.02. MSSV Indemnified Parties” shall have the meaning set forth in Section 7.02(i).

1.03. Claim” shall mean any and all administrative, regulatory or judicial actions, suits, arbitrations, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil.

1.04. Closing” and “Closing Date” shall have the respective meanings assigned to them in Section 4.01 hereof.

1.05. Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States and Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, the Securities and Exchange Commission, and the various federal, state and foreign securities regulators and taxation authorities.

1.06. Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of the Business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

1.07. Indemnified Party” shall have the meaning set forth in Section 7.02(iii).

1.08. Indemnifying Party” shall have the meaning set forth in Section 7.02(iii).

1.09. Knowledge” means the actual knowledge of a Person with respect to any fact, event or condition, as well as the knowledge that such party reasonably would be expected to have acquired in the ordinary course of business and the prudent management of its own affairs.  Such definition shall include any form of such term, such as knows, known, etc., whether or not capitalized, as used in this Agreement with respect to a party’s awareness of the presence or absence of a fact, event or condition.

1.10. Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States, any country, foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.11. Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

1.12. License” means any license, permit, certificate of authority, authorization, approvals, registration, franchise and similar consent granted or issued by any Governmental or Regulatory Authority.

1.13. Liens” means claims, pledges, security interests, mortgages, conditional sales agreement, liens, charges, restrictions, consignments or conditional sales agreements, or other encumbrances of whatever nature, whether created by statute, Contract, process of law or otherwise, and whether or not recorded or otherwise perfected.

1.14. Loss” means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, when and as incurred in connection with (i) the investigation or defense of any Third Party Claims, or (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise).

1.15. Material Adverse Effect” means any change or effect of any event or circumstance which, individually or when taken together with all other changes, effects, events or circumstances, is or could reasonably be expected to be, materially adverse to the assets, financial condition, business or results of operation of a Person; excluding, however, any adverse effect due to changes, after the date of this Agreement, in conditions affecting the economy generally or the general market addressed by such Person’s products and/or services.

1.16. Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, other business organization, estate, trust, union, association or Governmental or Regulatory Authority.

1.17. Purchase Shares” shall have the meaning set forth in Section 3.01.

1.18. Seller Indemnified Parties” shall have the meaning set forth in Section 7.02(ii).

1.19. Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other governmental charges of any nature (together with any interest, penalties and additions to tax) including, without limitation, taxes or other charges on, or with respect to, income, gross receipts, property, sales, use, capital or net worth.

1.20. Tax Return” means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

1.21. Third Party” shall mean any Person who is not a party to this Agreement, nor is an Affiliate of any Party to this Agreement.

1.22. Third Party Claim” shall mean a Claim asserted by a Third Party.

2. PURCHASE OF GSCG SHARES

2.01 Purchase of GSCG Shares.  At the Closing, BN will sell, convey, transfer and deliver to MSSV, and MSSV will purchase from BN, for the consideration hereinafter set forth, the GSCG Shares, all of which are held by BN. BN shall deliver to MSSV the certificates representing the GSCG Shares. All GSCG Shares shall be transferred or otherwise conveyed by BN to MSSV free and clear of all Liabilities, obligations, Liens and Claims (including Third Party Claims).

3. PURCHASE SHARES

3.01. Amount of Purchase Shares.  In consideration for the GSCG Shares, MSSV shall issue the following (the “Purchase Shares”) to BN on the Closing Date:

i.	BN shall receive:

a.	A share certificate representing 1,000,000 (one million) shares of MSSV’s Series AA Super Voting Preferred Stock (bearing the preferences as set forth in Exhibit A attached hereto);

b.	A share certificate representing 8,974 (eight thousand nine hundred and seventy-four) shares of MSSV’s Series DD Convertible Preferred Stock (bearing the preferences as set forth in Exhibit B attached hereto; and

c.	An amount equal to USD $50,000 (fifty thousand dollars US) being the balance owing to BN pursuant to the terms of the LOI and Assignment (“Payment”).

3.02. Employees.  The Closing shall not impact the employment of any employee of GSCG and the employees of GSCG shall remain employed with GSCG following the Closing Date, upon such terms and conditions as are in effect immediately prior to the Closing Date. Nothing in this Section 3.02 shall be deemed to be a contract for the benefit of any employee.

3.03. Directors. Each of MSSV and GSCG shall retain its respective Director(s), and no other director(s) shall be appointed within the context of the Closing.

3.04. BN hereby warrants and undertakes, from the date of execution of this Agreement, throughout the term of his employment with GSCG and for a period of two (2) years after termination of his employment with GSCG, not to engage personally or through any other Person, directly or indirectly, in the management, operation, control, or participate in the management, operation, control, or be connected as an officer, director, employee, partner, principal, agent, representative, employee, or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in the primary line of business in which the Company is engaged in having acquired GSCG at the time of execution of this Agreement, unless with the prior written consent of the Company. Notwithstanding anything to the contrary herein, BN may be a passive investor in a competing business provided that his total holdings amount to less than 5% of such competing business as calculated under determined under Rule 13d-3 promulgated under the Exchange Act.

BN acknowledges that any breach by him of the provisions of this Section 3.04 of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of this Section 3.04 of this Agreement will be inadequate, and agrees that the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

4. CLOSING

4.01. Closing.  The closing of the purchase and sale of the GSCG Shares (the “Closing”) shall occur on or before August 18, 2021 (the “Closing Date”).

4.02. Deliveries of BN.   Pursuant to Section 2.01 hereinabove, BN shall deliver or cause to be delivered to MSSV at the Closing:

i.	A copy of resolutions, duly adopted by the Board of Directors and the stockholders of GSCG, authorizing the transactions contemplated hereby;

ii.	Such certificates issued by the appropriate Governmental or Regulatory Authority as required to evidence the legal existence and good standing of GSCG;

iii.	Any other approvals or consents required with respect to the transfer of the GSCG Shares to MSSV;

iv.	The certificates representing 50,000,000 (Fifty Million) shares of common stock of BN, medallion guaranteed or containing such other documents as are necessary to effectuate the transfer of the shares to MSSV, which represents all of the outstanding shares of GSCG

v.	Such other closing documents as MSSV may reasonably require.

4.03. Deliveries of MSSV.  MSSV shall deliver or cause to be delivered to BN at the Closing:

i.	Certificates representing the Purchase Shares to be issued pursuant to Section 3.01 hereinabove;

ii.	A copy of the resolutions of MSSV’s Board of Directors approving the transactions contemplated hereby;

iii.	Such other closing documents as BN and/or GSCG may reasonably require.

4.04. Conditions to MSSV’s Obligations.  The obligation of MSSV to consummate the transactions to be performed by it in connection with the Closing will be subject to the satisfaction (or waiver by MSSV, in whole or in part, in writing) of the following conditions as of the time of the Closing:

i.	Each representation and warranty set forth in Section 5 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

ii.	Each of GSCG and BN will have performed and complied in all material respects with all of the covenants and agreements (considered collectively), and each of the covenants and agreements (considered individually), required to be performed by each under this Agreement or any other agreements, documents and instruments to be entered into by each of GSCG and BN in connection with the transactions contemplated hereby at Closing;

iii.	There shall be no proceeding commenced or threatened against GSCG and/or BN, involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

iv.	BN shall have delivered the GSCG Shares to MSSV, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances;

vi.	There shall have been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, or Liabilities of GSCG;

vii.	GSCG and BN, have obtained any and all other requisite approvals for the consummation of the transaction set forth herein;

viii.	BN shall have delivered to MSSV the items set forth in Section 4.02; and

4.05. Conditions to each of GSCG’s and BN’s Obligations.  The obligation of each of GSCG and BN to consummate the transactions to be performed by each of GSCG and BN respectively, in connection with the Closing is subject to the satisfaction (or waiver in writing) of the following conditions as of the Closing Date:

i.	Each of the representations and warranties set forth in Section 6 is true and correct in all material respects at and as of the time of the Closing, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

ii.	MSSV has performed and complied in all material respects with all of the covenants and agreements required to be performed by MSSV under this Agreement at or prior to the Closing;

iii.	There is no proceeding commenced or threatened against MSSV involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

iv.	MSSV has obtained any and all other requisite approvals for the consummation of the transaction set forth herein; and

v.	MSSV shall have delivered to BN the items set forth in Section 4.03; and

vi.	Following Closing and within the prescribed deadline, MSSV undertakes to make all necessary filings with the SEC and to complete pro forma consolidated financial statements in accordance with the Exchange Act, and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements shall be completed and submitted.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GSCG AND BN

GSCG and BN hereby represent and warrant to MSSV as follows:

5.01. GSCG and each of its subsidiaries as set forth in Exhibit C herein attached (“Subsidiaries”) is a corporation duly organized, validly existing and in good standing and all Licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on the Business as now being conducted.

5.02. GSBG further warrants that the Subsidiaries constitute all of the subsidiaries of GSCG, each wholly-owned by GSCG and form part and parcel of the subject matter of this Agreement.

5.03 The GSCG Shares are held and owned by BN as the beneficial and recorded owner with good and marketable title thereto, and all of the GSCG Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Each of GSCG and BN has the requisite power and authority to execute and perform this Agreement and all other agreements, documents and instruments to be entered into in connection with the transactions contemplated hereby.

5.04. BN constitutes all of the stockholders of GSCG. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the board of directors of GSCG, and do not violate or conflict with any provisions of the organizational documents of GSCG or any agreement, instrument, Law, order or regulation to which GSCG is a party or by which it is bound. All corporate action required to be taken by GSCG to authorize the execution, delivery and performance of this Agreement and all other agreements to be entered into by GSCG in connection with the transactions contemplated hereby has been taken, and such execution, delivery and performance do not violate or conflict with any provisions of the organizational documents of GSCG or any agreement, instrument, Law, order or regulation to which GSCG is a party or by which GSCG is bound. No consent, approval or authorization of, or filing with or notification to, any lender, security holder, Governmental or Regulatory Authority or other person or entity is required by GSCG or in connection with the execution, delivery and performance by GSCG of this Agreement and the consummation of the transactions contemplated hereby.

5.05. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which GSCG is a party will be, duly and validly executed and delivered by GSCG and BN as applicable, and the valid and binding obligations of GSCG and/or BN, enforceable against GSCG and/or BN in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

5.06. Neither GSCG nor BN has any Knowledge of any action, suit, litigation or proceeding pending or threatened against GSCG or otherwise, nor do GSCG or BN know of any basis for any such action, or of any governmental investigation relating to the business of GSCG.

5.07. GSCG and BN do not have Knowledge of any order, writ, injunction or decree that has been issued by, or requested of, any court or Governmental or Regulatory Authority which is against, or binding on GSCG or BN.

5.08. Each of GSCG and BN has obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by applicable Laws or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon each of GSCG and BN, as applicable.

5.09. There are no Liens for any federal, state, county or local franchise, income, excise, property, business, sales, commercial rent, employment or other Taxes upon GSCG. GSCG has timely filed all federal, foreign, state, county and local franchise, income, excise, property, business, sales, commercial rent and employment and other Tax Returns which are required to be filed through the Closing Date, and has paid, or will pay, all Taxes which are due and payable on or before the Closing Date.

5.10 GSCG, in all material respects, complied and is in compliance with all applicable Laws, orders and regulations of any Governmental or Regulatory Authority applicable to it and its operation of the business, assets or property or its operations including, without limitation, applicable Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

5.11. The representations and warranties of GSCG and BN contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

5.12. With respect to the Payment Shares being issued to BN, said shares are being acquired for investment purposes only and not with a view towards resale or distribution.  BN is an accredited investor as that term is defined under Rule 501 promulgated under the Securities Act of 1933, as amended, and has had an opportunity to ask questions of MSSV and has done so. BN has such knowledge and experience in financial and business matters that he are capable of evaluating the merits and risks of an investment in the Payment Shares. The Payment Shares are restricted securities that have not been registered for re-sale pursuant to the Securities Act. BN understands that the Payment Shares may not be sold, transferred, assigned or hypothecated or otherwise distributed, absent the effectiveness of a registration statement covering the sale of such Payment Shares or an exemption from the registration requirements the Securities Act.

5.13 BN has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other agreements to be entered into in connection with the transactions contemplated hereby.

5.14. BN is the sole beneficial holder of the GSCG Shares, and the GSCG Shares constitute all of the issued and outstanding shares of capital stock of GSCG. There is no restriction affecting the ability of BN transfer its title and ownership of GSCG Shares to MSSV, and upon delivery of the certificates of the GSCG Shares to MSSV pursuant to the terms of this Agreement and payment of the Purchase Shares at the Closing, MSSV will acquire record and legal title to such GSCG Shares, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims) and encumbrances.

5.15. The officers and directors of GSCG are as follows:

Benito Novas CEO, President, Sole Director

6. REPRESENTATIONS AND WARRANTIES OF MSSV

Except as disclosed by MSSV on MSSV’s reports, statements, schedules, prospectuses, and other documents filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (collectively, as amended and/or supplemented to date, the “Securities Filings”), MSSV represents and warrants to each of BN as follows:

6.01. MSSV is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.02. MSSV is duly qualified to conduct business under the laws each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.03. Subject to Section 4.05(iv) herein, MSSV has all other requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by MSSV of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and the performance by MSSV of its obligations hereunder and thereunder, shall be duly and validly authorized by all necessary corporate action on the part of MSSV, including any vote of stockholders.  This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which MSSV is a party will be, duly and validly executed and delivered by MSSV and the valid and binding obligations of MSSV, enforceable against MSSV in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

6.04. Except as otherwise stated in this Agreement including but not limited to Sections 4.05 (iv) and (vi), there is no additional requirement applicable to MSSV to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by MSSV of the transactions contemplated pursuant to this Agreement.  The execution, delivery and performance of this Agreement by MSSV does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of MSSV, or (ii) violate any applicable Law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any governmental entity to which MSSV is a party or is bound.

6.05 The Officers and Directors of MSSV are as follows:

David Christensen CEO, President, Secretary and sole Director

6.06 The Payment Shares to be issued to BN in accordance with Section 3.01 will at the time of issuance be, duly authorized, validly issued and fully paid and non-assessable in all respects, free from any pre-emptive or other rights, and the issuance thereof will, at the time of issuance, not violate any agreement or trigger the anti-dilution, right of first refusal, co-sale or similar provisions of any agreement to which MSSV is bound. Upon issuance in accordance with the terms of this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable in all respects, free from any pre-emptive or other rights (other than as entered into after the Closing Date), and the issuance thereof will not violate any agreement or trigger the anti-dilution, right of first refusal, co-sale or similar provisions of any agreement to which MSSV is bound.

6.07. All Securities Filings required to be filed by MSSV with the SEC pursuant to the Exchange Act, along with all exhibits to such annual, quarterly and other reports as available on the SEC’s EDGAR database website, are true, correct and complete in all material respects as of the date of filing thereof, and said reports do not, as of the date of filing thereof, fail disclose or omit any material fact, agreement or matter relating to MSSV.

6.08 Other than what appears in MSSV’s Financials, to MSSV’s Knowledge there is no other claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to MSSV’s Knowledge, currently threatened against MSSV or, to the best of MSSV’s Knowledge, threatened against any officer or director of MSSV, that questions the validity of this Agreement or the right of MSSV to enter into it, or to consummate the transactions contemplated hereby, or could have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Business.  Neither MSSV nor, to the best of MSSV’s Knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any suit, action order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect MSSV). There is no action, suit, proceeding or investigation by MSSV pending or which MSSV intends to initiate.

6.09. Except as expressly set forth in this Section 6, MSSV makes no other representation or warranty with respect to the transactions contemplated by this Agreement or other agreements to be entered into in connection with the transactions contemplated herein.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.01 Survival of Representations and Warranties.  All of MSSV’s representations and warranties in this Agreement or in any other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and all of the representations and warranties of each of GSCG and BN in this Agreement, in any other agreements to be entered into in connection with the transactions contemplated hereby, or in any instrument delivered pursuant hereto or thereto, shall survive the Closing Date and continue until the date which is 12 (twelve) months after the Closing Date; provided, however, that (i) any claim based on fraud shall survive indefinitely, (ii) any claim for violation of the representations and warranties with respect to Taxes, employee matters shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, (iii) the covenants and agreements contained in this Agreement and the other agreements to be entered into in connection with the transactions contemplated hereby and to be performed at the Closing Date will survive until fully performed in accordance with their terms, and (iv) any claim for indemnity asserted pursuant to Section 7.02 shall, if made within the applicable time period set forth above with respect to an accrued Liability, survive indefinitely.  However, no claim for indemnity may be asserted under Section 7.02 unless notice of such claim is given to GSCG or MSSV, as the case may be, prior to the appropriate period(s) specified in the preceding sentence.

7.02 Indemnification.

i.	Each of GSCG and BN agrees, from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold MSSV and its officers, directors, agents or Affiliates and their respective successors and assigns (the “MSSV Indemnified Parties”), harmless from and against any Loss incurred by any MSSV Indemnified Party, directly or indirectly, resulting from (i) noncompliance with any applicable bulk sales or transfer Law, (ii) any Liability or Contract of, or Claim against GSCG, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, GSCG prior to the Closing Date, (iv) or the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of GSCG contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

ii.	MSSV agrees from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold GSCG and BN and their respective Affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any Loss incurred by any Seller Indemnified Party directly or indirectly resulting from (i) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, MSSV after the Closing Date, (ii) any Liability or Contract of, or Claim against MSSV, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, MSSV prior to the Closing Date; or (iv) or any Claim arising out of MSSV’s breach, failure to fully repay and satisfy, default in or failure to comply with the terms of, the Assumed Liabilities or any breach of any warranties, representations, conditions, covenants or agreements of MSSV contained in this Agreement to which MSSV is a party, or in any other agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

iii.	If any Third Party shall notify any party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially damaged. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice (at its cost) reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel (at its cost), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party fails to assume the defense of the matter as provided herein within thirty (30) days after the Indemnified Party has given notice thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

iv.	After the Closing Date, the right of indemnification under this Section 7 shall be the sole and exclusive remedy available to any Party for any claim or cause of action arising under this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby in connection with any breach of any representation, warranty, covenant or provision of this Agreement this Agreement, other agreements to be entered into in connection with the transactions contemplated hereby or otherwise; provided, however, that this exclusive remedy does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Each Party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common law authorities. The provisions of this 7.02(iv) shall not apply to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Parties.

8. CERTAIN OTHER COVENANTS AND AGREEMENTS

8.01. Further Assurances.  Upon the request of either Party hereto, the other Party will execute and deliver to the requesting Party, or such Party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such Party hereunder and to more effectively consummate the transactions contemplated hereby, including, without limitation, submitting information required by a Governmental or Regulatory Authority, obtaining all consents and approvals from Third Parties, under leases, agreements and other Contracts.

8.02 SEC Reports.  MSSV shall file with the SEC all reports that are required to be filed pursuant to the Exchange Act with respect to this Agreement and the transactions contemplated hereby.

8.03 Employment Agreements. MSSV shall enter into three-year employment agreement with David Christensen in connection with the Closing. GSCG shall enter into a three-year employment agreement with Benito Novas in connection with the Closing.

9. MISCELLANEOUS

9.01. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada shall be enforceable exclusively in the courts thereof.

9.02. Modification. This Agreement may be modified or amended, and the requirements of any provision hereof may be waived, with the mutual consent of the Parties by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

9.03. Binding Nature. This Agreement shall be binding unto the Parties herein their heirs and permitted assigns.

9.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.05. Notices. Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via international overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a Party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third business day following the date given to the post office or courier for delivery. In addition to such notices and communications as shall be addressed to such Party at the address set forth at the outset of this Agreement (or such other address as such Party shall specify to the other Party in writing).

9.06. Entire Agreement. This Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the Parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

9.07. Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.08. Equitable Remedies. In the event that any Party to this Agreement shall default in the performance of any obligation, covenant or agreement hereunder, the other Parties to this Agreement shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief, including without limitation specific performance, and shall be entitled to recover from the defaulting Party or Parties its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

9.09. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

9.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties herein and their successors and permitted assigns.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this SPA and, as evidence thereof, have signed this SPA on this 22nd day of June 2021.

GLOBAL STEM CELLLS GROUP INC.		MESO NUMISMATICS INC.

By:	/s/:	By:	/s/:
	Benito Novas		David Christensen

BENITO NOVAS

/s/:

EXHIBIT A

EXHIBIT B

EXHIBIT C

Subsidiaries of GSCG:

1. Adimarket, LLC

2. Stem Cell Training, LLC

3. Stem Cell Centers,LLC